Exhibit 23a

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No.1 to the Registration Statement and Post-Effective Amendment to Registration Statement on Form S-3 of our report dated January 22, 2004 relating to the consolidated financial statements, which appears in the 2003 Annual Report to Stockholders of Fortune Brands, Inc. (the “Company”), and which is incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated January 22, 2004 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement and Post-Effective Amendment to Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois 60606

May 6, 2004